Exhibit 99.1

BROOKFIELD BANCSHARES, INC. AND FIRST NATIONAL BANK OF BROOKFIELD ANNOUNCE EXECUTION OF MERGER AGREEMENT TO ACQUIRE NSTS BANCORP, INC. AND NORTH SHORE TRUST AND SAVINGS

Brookfield, IL and Waukegan, IL (May 12, 2026) – Brookfield Bancshares, Inc. (“Brookfield”), the holding company for First National Bank of Brookfield (“FNBB”), and NSTS Bancorp, Inc. (NASDAQ: NSTS) (“NSTS”), the holding company for North Shore Trust and Savings (“North Shore”), today jointly announced the signing of a definitive merger agreement in which Brookfield will acquire NSTS and North Shore in an all-cash transaction valued at approximately $73.7 million. North Shore will continue to operate under its existing name and federal savings association charter as a subsidiary of Brookfield.

North Shore’s President and Chief Executive Officer, Stephen G. Lear, will remain on North Shore’s board of directors after the acquisition. One additional individual, to be mutually agreed to by the parties, from North Shore’s current board of directors or from the communities served by North Shore, will also serve on the board of directors. Following the closing of the transaction, Brookfield’s two banking subsidiaries will operate a total of four branches in the Chicago-Naperville-Elgin MSA and will have an aggregate of over $600 million in assets.

Under the terms of the merger agreement, which has been unanimously approved by the boards of directors of Brookfield and NSTS, NSTS stockholders will receive approximately $14.28 in cash for each share of NSTS common stock owned. The transaction is anticipated to close in the fourth quarter of 2026, subject to certain conditions, including the receipt of required regulatory approvals, NSTS stockholder approval, and other closing conditions. Subject to and upon completion of the transaction, NSTS’s shares will no longer trade on the Nasdaq Capital Market.

“We are excited to join forces with the North Shore team and expand our presence into the Waukegan market,” said Phil Richard, President & CEO of FNBB. “We will continue to provide the same level of service that customers are accustomed to receiving and look forward to broadening the banking products and services that North Shore can offer its clients.”

Mr. Lear added, “Brookfield has a tremendous reputation in the marketplace and we’re excited for the next chapter of North Shore as we believe this partnership will enhance our abilities to serve our clients.”

Advisors

Olsen Palmer LLC served as financial advisor and Vedder Price P.C. served as legal counsel to NSTS. Angkor Strategic Advisors served as financial advisor to Brookfield and Barack Ferrazzano Kirschbaum & Nagelberg LLP served as its legal advisor.

About First National Bank of Brookfield

First National Bank of Brookfield is a locally focused community bank founded in 1962, dedicated to serving Brookfield, Illinois and beyond through personalized banking, trusted advice, and long-term relationships. First National Bank of Brookfield combines traditional community banking values with modern digital tools, offering products ranging from consumer accounts to commercial lending.

About NSTS Bancorp, Inc. and North Shore Trust and Savings

NSTS Bancorp, Inc. is the holding company of North Shore Trust and Savings. As of December 31, 2025, North Shore Trust and Savings had total assets of $266.6 million and operates from its offices located in Waukegan and Lindenhurst, Illinois, respectively. For over 100 years, North Shore Trust and Savings has served the local communities where it operates and has deep and longstanding relationships with its businesses and retail customers as well as local municipalities.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release, including statements regarding the expected timetable for completion of the proposed transaction, the results, effects and benefits of the proposed transaction, future opportunities for Brookfield, NSTS and their respective subsidiaries, and any other statements regarding future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts are forward-looking statements based on assumptions currently believed to be valid. Forward-looking statements may include, but are not limited to, statements relating to each of Brookfield’s, NSTS’s and their respective subsidiaries’ plans, strategies and expectations, near-term loan growth, net interest margin, mortgage banking profits, expenses, asset quality, capital levels, continued earnings, and liquidity. Forward-looking statements are generally identifiable by use of the words “believe,” “may,’’ “will,” “should,” “could,” “expect,” “estimate,” “intend,” “anticipate,” “project,” “plan” or similar expressions, including the negative forms of such expressions. Forward-looking statements are frequently based on assumptions that may or may not materialize and are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995.

These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those anticipated, including, but not limited to, the possibility that stockholders of NSTS may not approve the merger agreement; the risk that a condition to closing of the proposed transaction may not be satisfied, that either party may terminate the merger agreement or that the closing of the proposed transaction might be delayed or not occur at all; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; the diversion of management time on transaction-related issues; the ultimate timing, outcome and results of integrating the operations of NSTS into those of Brookfield; the effects of the merger on Brookfield’s and NSTS’s future financial condition, results of operations, strategy and plans; and regulatory approvals of the transaction.

Additional factors that could cause results to differ materially from those described above can be found in NSTS’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission (the “SEC”) on March 27, 2026, and in its subsequently filed Quarterly Reports on Form 10-Q, and in other documents NSTS files with the SEC, each of which is on file with the SEC and available at its website at www.sec.gov and available from NSTS’s website at https://ir.northshoretrust.com/sec-filings/all-sec-filings.

All forward-looking statements speak only as of the date they are made and are based on information available at that time. Neither Brookfield nor NSTS assumes any obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

Important Information and Where to Find It

In connection with the proposed transaction, NSTS will file with the SEC and provide its stockholders with a proxy statement on Schedule 14A and other relevant documents concerning the proposed transaction. Promptly after filing its definitive proxy statement with the SEC, NSTS will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the proposed transaction. STOCKHOLDERS OF NSTS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT NSTS FILES WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The preliminary proxy statement, the definitive proxy statement and any other documents filed by NSTS with the SEC (when available) may be obtained free of charge at the SEC’s website at www.sec.gov or by accessing the Investor Relations section of NSTS’s website at https://ir.northshoretrust.com/sec-filings/all-sec-filings.

Participants in the Proxy Solicitation

NSTS and its directors and executive officers and other members of management and employees may be deemed, under SEC rules, to be participants in the solicitation of proxies from NSTS’s stockholders in connection with the proposed transaction. Information regarding NSTS’s executive officers and directors, including their ownership of NSTS’s securities, is included in its definitive proxy statement for its 2026 annual meeting of stockholders filed with the SEC on April 17, 2026, and subsequent documents filed with the SEC.

Additional information regarding the identity of participants in the solicitation of proxies, and a description of their direct or indirect interests in the proposed transaction, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the proposed transaction when they become available.

Contacts:

First National Bank of Brookfield
Phil Richard
President & CEO
(708) 485-2770

NSTS Bancorp, Inc.
Stephen G. Lear
Chairman, President & CEO
(847) 336-4430

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